EXHIBIT 99.1

Simmons First National Corporation Announces Fourth Quarter Earnings Release Date and Conference Call and Reiterates Guidance

PINE BLUFF, Ark., Jan. 10, 2011 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) previously announced it expects to release fourth quarter 2010 earnings prior to the market opening on Thursday, January 27, 2011, followed by a live conference call to review this information beginning at 3:00 p.m. Central Time. Interested persons can listen to this call by dialing 1-800-854-4175 (United States and Canada only) and asking for the Simmons First National Corporation conference call. A replay of the call will be available through 5:00 p.m. Central Time on February 4, 2011, by dialing 1-800-642-1687. The passcode for the replay is 33464347. In addition, the call will be available live or in recorded version on the Company's website at www.simmonsfirst.com.

The Company, through its wholly-owned subsidiary, Simmons First National Bank, entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation dated October 15, 2010, to purchase certain loans and other assets and to assume certain deposits and other liabilities of Security Savings Bank, FSB in Olathe, Kansas. The transaction resulted in a pre-tax bargain purchase gain of $18.3 million, and an after-tax gain of $11.1 million.

The Company expects to report fourth quarter 2010 core operating results (excluding the bargain purchase gain and other non-recurring items) and asset quality trends, generally in line with the guidance it provided in its quarterly conference call with analysts and investors on October 21, 2010. Several Arkansas banks have recently reported significant exposure to what has been described as "fraudulent rural improvement district bonds" which were reportedly purchased from a single individual. The Company currently owns none of these "fraudulent rural improvement district bonds." The Company currently has one outstanding loan relationship of less than $350,000 that is secured by such bonds, with the loan fully reserved.

Simmons First National Corporation is an eight bank financial holding company with community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 89 offices, of which 85 are financial centers, in 46 communities in Arkansas, Missouri and Kansas.

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

CONTACT: FOR MORE INFORMATION CONTACT:
         DAVID W. GARNER
         Senior Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000